Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Pulmatrix, Inc. on Forms S-3 (File No. 333-212546) and Forms S-8 (File Nos. 333-195737, 333-205752, 333-207002 333-212547, 333-216628, and 333-225627) of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated February 19, 2019 with respect to our audits of the consolidated financial statements of Pulmatrix, Inc. and Subsidiary as of December 31, 2018 and 2017 and for the years then ended, which report is included in this Annual Report on Form 10-K of Pulmatrix, Inc. for the year ended December 31, 2018.

/s/ Marcum LLP

Marcum LLP

New York, NY

February 19, 2019